FIRST AMENDMENT TO
QUEST MINERALS & MINING CORP.
CONVERTIBLE PROMISSORY NOTE

THIS FIRST AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (“First Amendment”) is made and entered into as of August 28, 2009, by and among Quest Minerals & Mining Corp., a Utah corporation (“Borrower”) and Professional Offshore Opportunity Fund Ltd. (“Holder”).

RECITALS

WHEREAS, on August 12, 2008, Borrower issued a convertible promissory note (the “Note”), pursuant to which it promised to pay to the order of Holder, the principal amount of FOUR HUNDRED THOUSAND DOLLARS ($400,000), together with interest incurred thereon, as therein provided.  The Note is incorporated into this First Amendment by this reference, and all defined terms in the Note shall have the same meaning in this First Amendment;

WHEREAS, Section 7 of the Note provides that failure of the Borrower’s common stock (“Common Stock”) to be eligible for trading the OTC Bulletin Board (“OTCBB”) or the suspension of the Common Stock from trading on the OTCBB for more than 30 consecutive days shall be deemed a “Triggering Event” giving Holder the right to demand immediate repayment of the Note;

WHEREAS, on July 9, 2009, the Common Stock was removed from the OTCBB and as such Holder has the right to deem a Triggering Event under the Note requiring immediate and full repayment and Borrower does not currently have the necessary funds to repay the Note in full;

WHEREAS, the Borrower and Holder have determined that it is advisable and in their best interests to amend the Note to reduce the Conversion Price thereunder and include such other additional terms, as provided herein in lieu of enforcing a Triggering Event;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Borrower and the Holder hereby agree as follows:

AGREEMENT

1.           Incorporation of Recitals. The Recitals set forth above are herein incorporated into this First Amendment.

2.           Amendments to Agreement.

A.           The definition of “Triggering Event” contained in the Section 7 of the Note is hereby amended by deleting the text contained under subsection (iii) in its entirety and inserting “RESERVED” in lieu thereof.

B.           The definition of “Conversion Price” contained in the Section 15 of the Note is hereby amended by deleting “60%” and inserting “45%” in lieu thereof.

3.           Modification.  This First Amendment shall be deemed a modification of the Agreement.  Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

4.           Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have each executed this First Amendment on the date set forth above.

“BORROWER”

QUEST MINERALS & MINING CORP.

By:
Name:
Title:

 “HOLDER”

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:
Name:
Title:

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